Exhibit 99.1

SeaWorld Entertainment, Inc. Refinances $544 Million Term B-2 Loans and $210 Million Revolving Credit Facility

ORLANDO, FL, Nov. 1, 2018 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced that it, through its wholly-owned subsidiary, SeaWorld Parks and Entertainment, Inc. (“SWPE”) has successfully closed on a refinancing amendment to its existing senior secured credit agreement, dated as of December 1, 2009 as amended, supplemented, modified or restated from time to time (the “Amended Credit Agreement”).  The Amended Credit Agreement:

•	Extended the maturity of the existing $544 million Term B-2 Loans from May 14, 2020 to March 31, 2024 by refinancing the entire amount of the existing Term B-2 Loans with new Term B-5 Loans;
•	Extended the maturity of the $210 million revolving credit facility from March 31, 2022 to October 31, 2023 (the “Revolving Credit Facility”);
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Removed all the financial covenants applicable to the Term B-5 Loans (the only remaining financial covenant in the Company’s credit agreement is a springing maximum first lien secured leverage ratio of 6.25x that only applies to the Revolving Credit Facility when it is drawn in an amount above 35% of commitments, excluding $30 million of letters of credit);

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Redefined “Adjusted EBITDA[1]” to be more consistent with management’s view of the underlying performance of the business including, among other items, the removal of limitations on certain add-back adjustments.

As a result of the transaction, the interest rate on the $210 million Revolving Credit Facility (LIBOR + 2.75%) and on the $983 million of existing Term B-5 Loans (LIBOR + 3.00%) did not change. The interest rate on the $544 million of Term B-2 Loans that were refinanced into new Term B-5 Loans changed from LIBOR + 2.25% to LIBOR +3.00% to match the interest rate on the existing $983 million of existing Term B-5 Loans.

Please refer to our Form 8-K for additional discussion on the applicable interest rates and terms of our credit agreement.

“We are pleased with the successful outcome of this financing transaction which closed on October 31, 2018,” said Marc Swanson, Chief Financial Officer of SeaWorld Entertainment, Inc.  “The transaction extended our maturities on the term loan and revolving credit facility, eliminated almost all financial covenants and revised the definition of Adjusted EBITDA as defined in our credit agreement. We are pleased that this transaction was oversubscribed, which demonstrates the confidence investors have in our business model.  These changes put the Company’s credit agreement more in-line with current market standards and provide the Company with enhanced financial flexibility going forward.”

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 33,000 animals in need over the last 50 years.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 50-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

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] The Senior Secured Credit Facilities uses the terminology “Consolidated EBITDA”, which the Company refers to as Adjusted EBITDA and, as defined, is consistent with the Company’s reported Adjusted EBITDA. Adjusted EBITDA is a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP").

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements, which are identified by words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “scheduled” are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release, including the risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in subsequent reports, including Current Reports on Form 8-K, that the Company files or furnishes with the Securities and Exchange Commission (“SEC”). The Company’s filings with the SEC are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldentertainment.com. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

CONTACTS:

Investor Relations:

Matthew Stroud

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Travis Claytor

Director, Corporate Communications

Travis.Claytor@SeaWorld.com

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